Exhibit 99.1

For more information, contact: Robert Jordheim Chief Financial Officer rjordheim@rtix.com Roxane Wergin Director, Corporate Communications & Investor Relations rwergin@rtix.com Phone (386) 418-8888

RTI Surgical® Divests Cardiothoracic Closure Business to A&E Medical Corporation for up to $60 Million

Strategic Sale Demonstrates RTI’s Ability to Create Value in OEM and Direct Channel; Streamlines Company and Advances Its Disciplined Focus on Execution and Progress toward Sustainable Profitable Growth

Sale Proceeds Will Pay Down a Portion of the Company’s Debt and Support Strategic Investments as RTI Extends its Credit Facilities

ALACHUA, Fla. (August 3, 2017) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, today announced that it has sold its cardiothoracic closure business to A&E Advanced Closure Systems, LLC (A&E Medical), a leading cardiovascular medical device OEM and a portfolio company of Vance Street Capital LLC, for $54 million in cash plus an additional $6 million in contingent cash consideration. Concurrent with the sale of the business, RTI has entered into multi-year Contract Manufacturing agreement whereby RTI will continue to support the cardiothoracic business under A&E Medical’s ownership through the manufacturing of existing products and the engineering, development and manufacturing of potential future products. RTI intends to use the proceeds from the sale to pay down a portion of its term loan as it extends the maturity of its existing credit facility through September 2019.

“The sale of our cardiothoracic closure business is a significant first step toward focusing our business and advancing our efforts to return RTI to long-term profitable growth through disciplined execution and building scale to extend distribution of our high-quality products in those areas that offer the greatest opportunities to benefit our customers, employees and shareholders,” said Camille Farhat, RTI chief executive officer. “We are in the initial stages of our journey and continue to take a methodical approach to evaluating our assets, the attractiveness of the markets in which they reside, our ability to successfully operate those businesses, and whether we are the right owner to grow them over the long term.”

The cardiothoracic closure business was one of several components of Pioneer® Surgical Technology, which RTI acquired in July of 2013. Through focused R&D and disciplined direct channel strategy, RTI grew the cardiothoracic closure franchise at a compounded annual growth rate of over 25% over the last five years, transforming the business into a leading global provider of cardiothoracic sternal metal cable and plating systems.

“We believe this sale is a great example of RTI’s core competency in creating value in OEM product lines,” Mr. Farhat continued. “When we purchased our cardiothoracic closure business, it was roughly a third of the size it is today. By leveraging our strong market expertise and developing a successful sales channel, we have grown this product line into a valuable asset that has become a trusted provider to renowned cardiothoracic surgeons and hospitals. The RTI Board and management determined that in joining with A&E Medical, and through having access to Vance Street Capital’s industry knowledge, our cardiothoracic closure business will have even greater opportunity to grow and thrive, to the benefit of its customers and employees and A&E Medical.”

“RTI’s cardiothoracic closure business is an excellent strategic fit with A&E Medical and we are excited to add its high-quality platform to A&E Medical’s global portfolio,” said Brian Martin, partner, Vance Street Capital.

Eric Sklar, president, A&E Medical, added, “This business is strategically aligned with A&E Medical’s growth areas and we look forward to working with RTI’s cardiothoracic closure team to integrate the combined portfolio of medical products and cardiovascular surgical solutions and provide customers with an even broader array of cardiothoracic medical product choices.”

In connection with the sale transaction, Stephens Inc. acted as financial advisor to RTI Surgical and Holland & Knight LLP as legal counsel. Paul Hastings LLP acted as legal counsel to A&E Medical. In regards to extending RTI’s credit facility, TD Bank and First Tennessee Bank served as the co-lead banks. RTI Surgical will share more details on the cardiothoracic closure divestiture and terms of the transaction in its upcoming second quarter 2017 earnings call.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

About A&E Medical Corporation

Founded in 1968 and headquartered in Farmingdale, New Jersey, A&E Medical is a leading designer and manufacturer of the DoubleWire high strength sternum closure system along with a wide variety of MYO/Wire™ temporary cardiac pacing wires and extension leads, MYO/Wire™ II stainless steel sutures, MYO/Punch surgical punches, electrosurgical instruments, and neurosurgical scalp clips. More information is available at www.aemedical.com.

About Vance Street Capital LLC

Vance Street Capital is a Los Angeles-based private equity firm which invests in middle-market businesses in the medical, aerospace, defense and industrial sectors. For over two decades, Vance Street’s partners have worked with management, family owners and other co-investors to accelerate revenue growth, improve operations and acquire strategic assets for the companies in their investment portfolio. For more information please visit: www.vancestreetcapital.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.